Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-197514) pertaining to the 2014 Equity Incentive Plan, 2014 Employee Stock Purchase Plan, and 2007 Equity Compensation Plan of Trupanion, Inc. of our report dated February 24, 2015, with respect to the consolidated financial statements and schedule of Trupanion, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2014.
/s/ Ernst & Young LLP
Seattle, Washington
February 24, 2015